UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2012

PULTEGROUP, INC.
(Exact name of registrant as specified in its Charter)

Michigan (State or other jurisdiction of incorporation)	1-9804 (Commission File Number)	38-2766606 (IRS Employer Identification No.)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule lea-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b) and (c)

On November 15, 2012, PulteGroup, Inc. (the “Company”) announced that James L. Ossowski will be appointed Vice President-Finance and Controller, and will become the Company's principal accounting officer, effective immediately after the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2012. Mr. Ossowski, who is 44 years of age, joined the Company in April 2002 as Director of Corporate Audit and has held various finance positions of increasing responsibility with the Company. He was appointed to his current position of Vice President - Finance, Homebuilding Operations in August, 2010. Prior to joining the Company, he was with the accounting and advisory services firm of Arthur Andersen, LLP for 11 years.

Effective upon Mr. Ossowski's appointment as Vice President-Finance and Controller, his annual base salary will be increased by $25,000 per year. In addition, the value of Mr. Ossowski's target equity award for 2013 will be increased by $50,000, subject to approval by the Compensation and Management Development Committee of the Board of Directors.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Ossowski and any of the Company's executive officers and any director, executive officer or person nominated to become a director or executive officer. There is no arrangement or understanding between Mr. Ossowski and any other person pursuant to which Mr. Ossowski was appointed as Vice President-Finance and Controller of the Company. There are no transactions in which Mr. Ossowski has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Michael J. Schweninger, the Company's current Vice President and Controller, will remain the Company's principal accounting officer until Mr. Ossowski's appointment becomes effective, at which time Mr. Schweninger will remain with the Company as Area Vice President - Finance for the Southeast Area.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2012	PULTEGROUP, INC.
	By:	/s/ Steven M. Cook
	Name:	Steven M. Cook
	Title:	Senior Vice President, General Counsel and Secretary